SmartGuard Energy (SGE) Due Diligence Summary

Prepared by
Wayman Baker, PhD
Special Advisor to FOMO CORP. for the SGE Acquisition

August 2021

Key Questions

- Is SmartGuard Energy profitable?
- What is the experience and capabilities of the SGE leadership team?
- Does SGE have a robust sales funnel?

Background

- SGE (https://smartguard-energy.com/) has two entities – LEDF IV and Lux Solutions
- LEDF IV and Lux are managed separately but work closely as a team
- LEDF I, II, and III are part of the successful LEDF legacy but are separately owned and not part of the SGE acquisition
- LEDF IV has its own sales team and generates its own energy deals, such as with Stein Mart, CitiTrends, etc.
- In the U.S., Lux provides lighting, energy audits, and energy management products & services; LEDF IV provides financing for the Lux clients that require it
- In Puerto Rico (PR), LEDF IV provides financing for the clients of ESCOPR, the largest energy services company in PR. SGE has had a long and productive relationship with ESCOPR.

Are LEDF IV and Lux Profitable?

- LEDF IV has significant annuitized revenues over the life of some of its contracts via the as-a-service model. This will be discussed in detail later.
- For 2021, the pre-tax profit for Lux is projected to be $413,000 vs. $450,000 for LEDF IV. For 2022, Lux is projected to have a pre-tax profit of $1,038,000 vs. $900,000 for LEDF IV without including the annuitized revenue for LEDF IV.
- The next slide summarizes the project opportunities for Lux in 2021 and 2022.

FOMO CORP

Summary of the Project Opportunities for Lux in 2021 - 2022

• **Total LED Project Opportunities**	**163**
Total Project Value	**$15,571,775.00**
Weighted Project Value	**$7,105,475.00**
• **Total Energy Services Opportunities**	**41**
Total Project Value	**$8,329,125.00**
Weighted Project Value	**$1,860,000.00**
• **Total Combined Opportunities**	**204***
Total Potential Project Value	**$23,900,900.00**
Weighted Potential Project Value	**$8,965,475.00**

***Does not include stream of annuitized revenues that LEDF can structure for some of the Lux projects**

Potential Project Value

- Historically, the weighted potential project value has been a good business indicator for Lux for the next 12 months (since 2011)
- <u>Weighted Percentage</u>
  - In Discussion = 5%
  - Audit = 15%
  - Proposal Initially Submitted = 25%
  - Proposal in negotiation with Customer = 50% - 75%
  - Agreement = 100%
- An exhibit containing this information and how these criteria have been applied requires an NDA

Lux Energy Services Pipeline

- **The total weighted project value for the Lux energy services pipeline for 2021 - 2022 is $1.86 MM**
- **For the largest client, one of the largest entertainment and gaming operators in the world, the work is only at the audit stage; the more expensive work will be in the next phase**
- **Potential business for this client alone is 40 – 50 projects worth $70 MM - $80 MM over the next 3 - 4 years under the same terms as the present award, resulting in estimated net revenues to Lux of $20 MM***

Does not include anticipated changes in project scope

Lux Invoices Submitted from 1/1/21 - 8/16/21

- For the first 7.5 months of 2021, 301 invoices were sent out by Lux; the total value of those invoices is ~$1.67 MM

LEDF IV and Lux Pro Forma Models

- Lux and LEDF IV consolidated pro forma models include income statements (IS), balance sheets (BS), and cash flows (CF) and are available in an exhibit that requires an NDA
- LEDF's revenue projection does not include the 10-year, back-end "annuitized-type revenue“ arising from structuring its contracts under an "as a Service" model estimated to be greater than $4.2 MM from the identified deals in Puerto Rico which LEDF IV is currently working on.

Claro Projects in Puerto Rico (PR)

- A financial summary for the LEDF IV Claro Projects is available in an exhibit that requires an NDA; Claro is one of the largest telecommunications services companies in PR
- An additional PR project is the “PR Treasury & Lottery Buildings” project.
- This project has an expected 10-year annuitized revenue of $1.4 MM; This amount plus the $2.8 MM in annuitized revenue from the Claro projects equals $4.2 MM
- To finance the PR Claro Projects, SGE has funding for up to $20 MM for the full amount of the projects.
- The above revenues do not include disinfection revenues generated by SmartGuard Solutions (SGS), a separate entity. Information on the SGS UV-C Fan Pipeline, for example, is available in an exhibit that requires an NDA.

PR Bankruptcy Process Update

- There is potentially an additional gross $130 MM worth of work in lighting and energy management that is pending the completion of the PR bankruptcy process; two teams have been selected to provide bids: 1) SGE (LEDF IV) + ESCOPR (the largest energy services company in PR) and 2) NORESCO, a U.S. energy services company
- Because NORESCO does not have a labor force in PR, their labor pricing will probably be challenging to competitively bid; NORESCO has expressed an interest in using LEDF IV financing if they get a share of the work
- The ESCOPR CEO, has expressed an interest in joining FOMO with potential upside for FOMO and its shareholders

FOMO CORP

LEDF IV Revenue Sources

- LEDF IV receives a financing fee on all projects, typically 5 – 10%
- LEDF IV also receives a fee on the as-a-service model based on the shared savings. For example, if the annual savings is $1MM to the customer for an LED retrofit, the debt service would be subtracted which includes the product cost, labor cost and our share of the savings, which typically is between 25 - 50% of the net savings over the full term of the contract. So, assuming the debt service is amortized over 5 years for a 10-year shared savings contract and the payment is $50,000 per month, LEDF IV would receive 10% of the $50,000 per month for 5 years. Then, once the debt is paid off, we would receive $50,000 per month or $600,000 per year for the balance of the contract.
- LEDF IV can also bundle the remaining cash flow and sell it to investors at the Net Present Value (NPV), typically between 90% – 95% of the remaining amount, depending on the term and the credit of the customer. For example, if there are 5 years remaining on a contract for a total of $50,000 per month or $600,000 per year x 5 years = $3,000,000. LEDF IV could sell this cashflow to an investor for $2,700,000.

Sample Contract with Annuitized Revenue

- The payments are unconditional for 10 years
- Payments are made through ACH so no billing or collecting cost
- Total Project cost is $5,762,000
- Total Debt service is $2,829,000
- LEDF makes a total profit of $3,300,000 over 10 years which includes 10% developers fee up front of $368,000

An Exceptional SGE Leadership Team

- As the co-owners of LEDF IV, Bill Butler and Hank Geier bring considerable experience and expertise to FOMO. Bill has enjoyed a diverse and successful career on Wall Street for over 30 years. He has held leadership positions in sales with some of Wall Street's most prestigious firms. Bill started his career at Bankers Trust as an executive in the structured products group specializing in mortgage-backed securities. Bill joined Source Capital Group as the co-head of Investment Banking. It was at Source Capital that Bill became dedicated to financing energy efficient technologies. Hank is an innovative financial executive having more than 40 years experience in the securities industry. He was Treasurer & Principal Financial Officer for Credit Suisse First Boston Inc. for more than 10 years. Hank created the as-a-service business model which provides annuitized revenue, in perpetuity, benefitting both Lux and LEDF IV.

- As the co-founders of Lux Solutions, JohnDavid Thompson and David Kemp bring lengthy experience in general contracting, energy services, demand side management, automated controls, and lighting design. JohnDavid has worked on design and implementation of commercial and industrial demand side management and energy projects throughout the US and Canada. David Kemp, P.E, holds degrees in both mechanical and electrical engineering from Georgia Tech University and a master's degree in mechanical engineering from the University of South Carolina. David holds a commercial general contractor's license in the state of Georgia. David's continued engineering education has centered around energy services and solar photovoltaic system design and implementation.

Tax Implications

- FOMO has a current net operating loss carryforward of approximately $7 MM (based on combined Federal and State tax returns for 2020) which, under current tax law, can be used to reduce taxable income, in perpetuity. The practical effect of this is that, on a pre-tax equivalent basis, the combined LEDF IV - Lux business can do roughly as much as $35 MM in revenues at current margins & not pay taxes on that income for either tax return or book purposes.

Concluding Remarks

Based on our analysis and the substantial evidence presented,

- SGE (LEDF IV + Lux) is a profitable company
- SGE has an exceptionally talented leadership team
- SGE has a robust sales funnel
- The SGE acquisition is a great opportunity for FOMO CORP., especially given the large amount of funding available in LED lighting, energy management, and clean energy.
- Upon completion of the acquisition, FOMO will immediately accrue revenue from current LEDF IV and Lux projects which can be reported on the FOMO 3rd quarter 10-Q; and the FOMO financials will be significantly enhanced